DISTRIBUTION AGREEMENT

AGREEMENT, commencing on the 1st day of May, 2000, by and between WORDS Distributing ("Distributor"), 7900 Edgewater Drive, Oakland California 94621, a division of Book People Employees Association, a California corporation, and, GreatestEscapes.com Publishing, ("Publisher"), 5255 Gulf Place, West Vancouver, BC, Canada V7W 2V9 for sales and distribution of Publisher's books and related materials by Distributor in the territories and under the terms and conditions set forth below:

1. TERRITORY

1.1 EXCLUSIVE RIGHTS Publisher appoints Distributor to act as its exclusive agent for sales of its books to the book trade, including but not limited to general and specialty bookstores, book wholesalers (including library jobbers and I.D. wholesalers), warehouse clubs, direct mail catalogs, book clubs, department stores, college bookstores, public libraries and school libraries in the United States of America.

1.2 NON-EXCLUSIVE RIGHTS Publisher shall appoint Distributor to act as its non-exclusive agent for sales of its books to other types of outlets which purchase books for resale or final consumption, including but not limited to institutions and specialty retailers and wholesalers.

2. OWNERSHIP OF TITLES Publisher's inventory is on consignment to Distributor and remains the property of the Publisher until books are invoiced by Distributor. Inventory again becomes the property of Publisher when and if a customer returns books to Distributor and Distributor issues credit against Publisher's sales.

3. PERFORMANCE BY DISTRIBUTOR

3.1 TRADE NOTIFICATION Distributor will notify all appropriate trade accounts that it has undertaken distribution of Publisher's books. It will also notify such trade media as Publisher's Weekly, Bookselling This Week and other appropriate media.

3.2 SALES REPRESENTATION

3.2.1 Distributor will maintain and manage a nationwide sales force, to be made up of in-house and independent sales representatives, for the purpose of soliciting orders from bookstores and other trade accounts, such representation to include fair and reasonable presentation of Publisher's books at the national chains and national and regional wholesalers.

3.2.2 Distributor will endeavor to maximize sales for Publisher's new and backlist books through trade outlets, with consideration given to Publisher's expectation for sales and consistent with Publisher's level of promotion publicity and advertising for such books as well as with sound business practices within the publishing industry.

3.2.3 Distributor will conduct sales conferences for trade representatives before the commencement of each selling season. Publisher's new titles will be presented at these conferences by Distributor.

3.2.4 Distributor will exhibit at its own expense at the annual BEA trade show and selected national and regional trade and library conventions as determined by Distributor, representing Distributor's complete line of publishers and titles. For those publishers who wish to attend shows and represent their own lines in Distributor's booth, Publisher will be charged a prorated fee based on the space used. Space for publisher display may be limited. Publishers may also

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elect to display separately at any of these shows or conventions.

3.2.5 Distributor will provide its major trade accounts with sample copies of Publisher's books (see Paragraph 4.9) and will keep them apprized of significant review attention, promotion, publicity and advertising.

3.3 CUSTOMARY DISTRIBUTION SERVICES Distributor will perform the following services which are customarily rendered by a book distributor, and bear the cost of the necessary materials and staff: order taking and processing, invoicing, shipping, receiving, customer service, and collection of accounts receivable.

3.4 SUPPLEMENTAL FEES AND CHARGES Publisher will be charged for supplemental services at Distributor's standard rates for services provided to Publisher by Distributor. These charges may be levied for: stock transfer, coop advertising, title delay or cancellation, sales materials, inventory overstock, stickering, re-jacketing, review copy mailing (see Exhibit A).

3.5 INVENTORY MAINTENANCE Warehousing: Distributor will warehouse quantities of Publisher's stock sufficient to fill six months demand in a clean, dry, secure facility.

3.6 CHARGE FOR EXCESS INVENTORY If after one year from publication date, Distributor is holding an excess supply of any of Publisher's book, Distributor may, on 30 days' notice, return to Publisher, at Publisher's expense, any or all excess inventory. Excess is defined as inventory in excess of six month's projected sales demand based on a book's net sales for the previous six months. If Publisher requests and Distributor is able, Distributor will continue to store Publisher's excess inventory at a rate of $0.02 per book per month. Fifty
(50) copies or carton amount near 50 will be warehoused free of charge for the life of each title.

3.7 PHYSICAL INVENTORY COUNT Distributor will conduct a physical inventory of Publisher's stock annually and will send a report detailing any discrepancies to Publisher within thirty (30) working days of said inventory.

3.8 INSURANCE Distributor will insure Publisher's inventory on consignment at Distributor's warehouse at Distributor's expense.

3.9 SALES AND MANAGEMENT REPORTS

3.9.1 Distributor will provide a monthly summary of the previous month's sales and returns activity on a per-title basis, by units and by gross billings and gross credits; a report of amount due to Publisher and a payment schedule for same; an accounting of books received during the month; and accounting of books removed from inventory (for sales and promotion, as hurt, for bulk shipment, and as Publisher withdrawals).

3.9.2 Distributor will provide a monthly summary of the previous month's sales by territory and account type (independent retail, national chain, wholesale, etc.) on a per-title basis, by units and gross billings and gross credits.

3.9.3 Distributor will provide a monthly summary of the previous month's backorders for Publisher's not-yet-published and out-of-stock titles.

3.9.4 Distributor will provide monthly summary of "hurts", books damaged through handling.

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3.10 ADVERTISING AND PROMOTION SERVICES BILLABLE TO PUBLISHER

3.10.1 Twice a year, Distributor will prepare and print a complete catalog of all titles sold by Distributor, for which Publisher will be charged back a pro-rata share of the costs less 25% which will be underwritten by Distributor. Catalog will be mailed to trade accounts and supplied to sales reps in the field.

3.10.2 Distributor and Publisher may mutually agree to place advertising in Publishers Weekly or other trade vehicles, in which case Publisher will be charged back a pro-rata share of the costs less 25%, which will be underwritten by Distributor.

3.10.3 All production costs, and all publicity, promotion and advertising costs that have not been assigned to Distributor by this Agreement, are the sole responsibility of Publisher.

4. PERFORMANCE BY PUBLISHER. Publisher agrees to:

4.1 Supply Distributor with proper ISBN numbers, copyright information, specifications and prices sufficiently far in advance for Distributor to prepare order forms and other sales materials required by Distributor and its sales force. Publisher will also supply Distributor with a "tip sheet" containing pertinent information about new titles and their authors, as well as jackets, covers, advance reading copies and other materials as may be required to facilitate sales efforts.

4.2 Promptly notify Distributor in writing of any changes in title, author, price, publication date or other relevant information.

4.3 Supply R.R. Bowker with appropriate Advance Book Information for Books in Print, and notify Bowker of any changes in relevant information.

4.4 Provide editorial information and cover graphics for the purpose of cataloging in accordance with Distributor's schedule (see Exhibit B).

4.5 Inform Distributor of production schedules for new titles and reprints, and promptly notify Distributor if changes occur in these schedules.

4.6 Provide Distributor not less than sixty (60) days written notice before orders for any new titles are to be solicited.

4.7 Include the following notice in Publisher's catalogs: Distributed to the Trade by (Distributor name, address, phone and fax numbers)

4.8 List Distributor in any trade ads.

4.9 Provide up to fifty (50) sample copies of each book for Distributor's sales purposes, and as needed and mutually agreed upon, review copies for Booksellers.

4.10 Pay the costs of listing its titles on microfiche and in catalogs at Ingram, Baker & Taylor and other accounts which assess such fees, which costs are deducted from payments due Distributor. Distributor will provide a statement of these costs with Publisher's monthly report.

4.11 Promptly notify Distributor when Publisher intends to cease printing any title, or has made any sales of edition, format or ownership rights of its books in the United States or Canada.

4.12 MANUFACTURE AND DELIVERY Publisher agrees to perform the following:

4.12.1 Supply Distributor such quantities of books as may be required to fill Booksellers' purchase orders.

4.12.2 Pay all transportation costs to supply Distributor.

4.12.3 Ship according to Distributor's shipping requirements (see Exhibit C).

4.12.4 Bear risk of loss of books until their delivery to and acceptance by Distributor at Distributor's facility.

4.12.5 Furnish all new titles and reprints with retail prices, ISBN's and bar codes. Distributor reserves the right to require such changes as may be necessary to effectively sell and distribute Publisher's books in the future. Publisher agrees to compensate Distributor for any charges that may be incurred should these requirements not be met.

4.13 TRANSFER OF ORDERS Publisher will promptly forward all orders it receives from the book trade to Distributor for processing, and endeavor to inform its customers that its books may be ordered from Distributor or its sales representatives.

5. TERMS AND CONDITIONS OF SALES TO DISTRIBUTOR'S CUSTOMERS

5.1 Publisher agrees to allow Distributor to sell Publisher's books in combination with books of other publishers represented by Distributor for discounts under its current schedule (see Exhibit D), which are subject to change from time to time.

5.2 Distributor will not sell Publisher's books at a discount greater than 55% off retail without the express consent of Publisher.

5.3 Retail prices are at the sole discretion of the Publisher.

5.4 ORDER FULFILLMENT AND RETURNS PROCESSING

5.4.1 Publisher agrees to allow Distributor to ship its books in a manner it deems appropriate for maximum efficiency of its fulfillment operation and in order to minimize freight costs to its customers.

5.4.2 Publisher agrees to allow Distributor to use its own discretion in accepting books returned for credit, and in determining which books returned to Distributor are unacceptable for sale, or "hurt". Distributor will return hurt books to Publisher at Publisher's expense unless instructed to destroy them.

5.4.3 Distributor will be entitled to retain an amount equal to 4% of Publisher's monthly gross credits issued as a service charge for processing returns of Publisher's books.

5.5 ASSIGNMENT OF ACCOUNTS RECEIVABLE Publisher conveys, transfers and assigns to Distributor all of Publisher's right, title and interest to accounts receivable for sales of Publisher's titles by Distributor to Distributor's accounts.

5.6 SALE ON CONSIGNMENT Publisher agrees to allow Distributor to sell Publisher's books on consignment, where the marketplace requires such terms. Publisher's monthly reports will detail inventory transfers to consignment accounts, and sales made by such accounts. Sales made by such account, minus returns credited to their customers, will be paid according to terms outlined in
Section 8 of this Agreement.

5.7 EXTENSION OF CREDIT

5.7.1 Publisher acknowledges that the extension of credit to any customer is at the sole discretion of Distributor, which assumes the risk and the responsibility of collecting monies owed it.

5.7.2 Notwithstanding the foregoing, Publisher may at any time request Distributor to grant credit to a customer to whom it would normally refuse to grant credit, or to extend the amount of credit or length of time normally extended under Distributor's terms of sale. Distributor may grant such requests, but will under no obligation to pay Publisher for any sale to such customer unless and until the amount due is actually paid to Distributor, and any expenses incurred by Distributor in collecting the amount due is reimbursed to it by Publisher. In the event the amount due is deemed bad debt, Distributor will not be further obliged to Publisher for such sales; or if Distributor has made payment for such sales, in full or in part, Publisher will be liable to Distributor for the full amount previously paid, with payment to be deducted from current payment due publisher.

6. LENGTH OF AGREEMENT

6.1 This agreement shall commence on the date of its execution and shall continue in full force and effect for a period of twenty-four (24) months from that date. Agreement shall automatically renew on its anniversary date for twelve (12) month periods thereafter. Either party may terminate this Agreement after the initial term or any succeeding term by giving the other party at least six (6) months prior written notice.

6.2 Notwithstanding the foregoing, either party may terminate this agreement at any time upon at least thirty (30) days written notice to the other party if there has been a substantial failure on the part of either party to perform an obligation agreed to herein and such failure is not rectified in a reasonable amount of time.

7. COURSE OF TERMINATION OF AGREEMENT AND CONCLUSION OF SERVICES

7.1 Performance of duties. Upon notice of termination, Distributor shall continue performing all distribution services required under this Agreement for the period between notification and the actual Termination Date. Publisher shall continue performing its obligation as stipulated in this Agreement for the period between notification and the Termination Date.

7.2 Payment. Distributor will calculate an appropriate reserve against returns based on gross sales and returns rate. Beginning with the month after notice of termination, Distributor shall withhold from monies it would otherwise pay to Publisher an amount no less than the calculated returns reserve plus any outstanding fees and charges. Distributor will issue a final accounting and will make its final payment for net sales minus fees and charges no later than one year from Termination Date.

7.3 Return of inventory. Within forty-five (45) days after the Termination Date, Distributor shall return all copies of Publisher's books in Distributor's warehouse to a location specified by Publisher, the cost of which return shall be borne by the party initiating the termination of this Agreement unless the termination is for uncured breach, in which case the breaching party shall bear the cost.

7.4 Acceptance of returns. Distributor agrees to accept returns of Publisher's books for a period of six (6) months following the Termination Date. Publisher's books received as returns after Termination Date will be returned at Publisher's expense at intervals mutually agreed upon by Distributor and Publisher.

7.5 In the event of notice of termination, Publisher may contract with a new distributor effective on the Termination Date, and such new distributor may commence its activities on or after such a date, it being understood that in no event will such distributorship titles distributed by Distributor until the day following Termination Date.

7.6 Distributor agrees to forward all orders to Publisher for a period of six months after the

Termination Date. Such orders will be sent to Publisher on a weekly basis and Publisher shall be charged at a rate of $5.00 per batch per week.

7.7 If Bookpeople continues to carry Publisher's books on a nonexclusive wholesale basis after the termination of this exclusive agreement, other arrangements will be made to protect the interests and needs of both Distributor and Publisher.

8. TERMS OF PAYMENT TO PUBLISHER

8.1 Distributor will pay Publisher seventy-five (75) percent of the net sale to Distributor's accounts.

8.2 The amount due Publisher for any given month's sales will be paid on the following schedule.

     50% of total amount due 90 days after the end of the month
     50% of total amount due 120 days after the end of the month

8.3 Returns from Distributor's customers will be deducted from Publisher's sales the same month the customer is credited.

8.4 Chargebacks. Distributor will provide a monthly statement of charges for services performed under the terms of this agreement. Monies owed Distributor for performing such services will be deducted from Publisher's current payment.

8.5 Reimbursement for a Negative Account Balance. With respect to any situation where the Publisher's account balance is in deficit due to Bookseller's return for which Distributor has previously remitted the Publisher's payment, Publisher shall pay Distributor within sixty (60) days after the end of the month in which Publisher's balance becomes negative, a sum equal to the deficit balance on Publisher's account. Distributor also retains the right to offset for such deficit.

8.6 MONIES HELD AGAINST RETURNS

8.6.1 Distributor will hold a reserve against future returns based on 25% of Publisher's gross sales calculated on the sum of each month's sales during the first year of this agreement, and on a 12 month rolling average thereafter. Distributor reserves the right to adjust the amount held in reserve fund to a reasonable percentage it deems prudent if returns are higher than the historic norm.

8.6.2 Publisher agrees that Distributor may establish a higher reserve percentage for any title deemed "high risk" by Distributor, provided that Publisher is so notified in writing.

9. SHRINKAGE. Distributor will be liable for inventory shrinkage over 2% per title of the total number of copies of each title warehoused during the year by Distributor. Shrinkage is defined as inventory that cannot be accounted for, and does not include books damaged in the normal course of handling or shipping, or destroyed or damaged in the case of fire, flooding or theft from Distributor's premises. Distributor's liability for shrinkage in excess of 2% will be the number of copies in excess of 2% times the lesser of the publisher's unit cost or 20% of the retail price. Shrinkage will be reported thirty (30) days after the physical inventory. Any shrinkage payment due will be made thirty (30) days after the report is issued.

10. REMAINDERING

10.1 Publisher may at any time remainder all of or part of its inventory of books, provided it has given Distributor not less than thirty (30) days' notice. Publisher will be responsible for all costs incurred in making the sale, including the cost of processing and shipping.

10.2 Publisher agrees to allow Distributor to continue to accept returns of books sold at full price prior to remaindering.

11. CHARGE FOR DELAY OR CANCELLATION OF NEW BOOKS To defray the costs incurred by Distributor in re-selling or canceling orders for books intentionally or otherwise delayed more than six months past the announced publication date, as published in Publisher's seasonal catalogs, or in the event the title is canceled entirely, Publisher agrees to pay a penalty of $250 per title so delayed or canceled.

12. INSPECTION Distributor will permit Publisher to inspect Publisher's books in inventory at any time during normal business hours given ten (10) working days notice.

13. NOTICES Any written notices required or permitted under this Agreement shall be deemed to be delivered when personally delivered, or when deposited by mail, postage prepaid, addressed to the other party at its address set forth on page 1 of this Agreement, except that any notice required under Section 6 shall be delivered by certified mail, return receipt requested. Either party may change its address by notice delivered in accordance with this paragraph.

14. WARRANTIES AND INDEMNIFICATION Publisher warrants that it has the power to enter into this agreement and to grant to Distributor the rights granted herein; and that the books and/or any advertising, promotion, or publicity issued in connection therewith do not in the whole or in part infringe any copyright or violate any right of privacy or other personal or property right, or contain obscene, libelous, or other matter contrary to law. Publisher will defend, indemnify and hold Distributor harmless from any loss, expense (including attorney's fees), or damages occasioned by any claim, demand, motion or suit arising out of any breach of the foregoing warranties.

15. WAIVER A waiver by either party of any of the terms and conditions of this agreement in any instance will not be deemed or construed to be a waiver of such terms or conditions for the future.

16. SEVERABILITY If any term, provision, covenant or condition of the Agreement is held invalid or unenforceable for any reason, the remainder of the provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

17. MODIFICATION AND/OR ASSIGNMENTS This agreement may not be modified unless in writing and signed by both parties. Either party may assign this agreement, with written notice of such assignment made to the other party, detailing the name, address and principals of the assignee, notice to be provided no less than 10 days in advance of any such assignment. This Agreement shall inure for the benefit of, and shall be binding upon, the successors and assigns of each of the parties.


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

18. FORCE MAJEURE Notwithstanding anything to the contrary in this Agreement, the parties hereto shall each be excused from performance of their respective duties and obligations hereunder while and to the extent that performance is prevented by an act of God, strike or labor dispute, war or war condition, not, civil disorder, government regulations, embargo, fire, flood, accident, earthquake or any cause beyond the reasonable control of such party.

19. PRELIMINARY DISPUTE RESOLUTION: Both parties agree to exercise good faith efforts in dispute resolution. Such good faith efforts will encompass, but are not limited to the following: (1) Immediate communication with the other party of perceived problems with any aspect of the business relationship; (2) Mutual respect for each party's business and staff; and (3) Informal resolution of disputes if possible.

19.1 ARBITRATION OF DISPUTES If a dispute is not informally resolvable, the parties agree to and shall arbitrate the dispute in the State of California. The arbitration process shall be through selection of a neutral, third party arbitrator under the rules, regulations, and procedures of the American Arbitration Association. The parties agree that the arbitrator's written decision shall be final and binding upon the parties in conformity with the purpose of this section. The arbitrator's decision may be enforced in a court of appropriate jurisdiction. All fees and expenses relating to the arbitration and/or litigation (including attorneys fees and legal costs) incurred by the prevailing party shall be paid to the prevailing party by the non-prevailing party.

20. GOVERNING LAW The validity, interpretation and performance of this Agreement shall be governed by and construed under the laws of the State of California without giving effect to principles of conflict of law.

21. ENTIRE AGREEMENT This agreement contains all of the agreements between the parties with respect to the subject matter hereof, and no other agreement, understanding or representation, whether written or oral, shall supersede, modify, amend or otherwise alter the date hereof.

IN WITNESS WHEREOF, each of the parties have authorized their representative to execute this agreement.

/s/ [ILLEGIBLE]                                   03/06/00
-------------------------------------           ------------
Publisher


/s/ [ILLEGIBLE]                                   02/28/00
-------------------------------------           ------------
Distributor


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

EXHIBIT A
SUPPLEMENTAL FEES AND SERVICES

STICKERING $.10 per book, labels provided by publisher

RE-JACKETING $.25 per book, jackets provided by publisher

PUBLISHER WITHDRAWALS AND BULK TRANSFERS

All freight costs will be charged to Publisher's account.
Handling fees:
     Minimum charge:          $5.00
     2-9 full cases           $2.50 per case
     10 or more full cases    $1.00 per case
     1 full original pallet   $10.00

Process review copies with labels provided, $1.00 each

Other special warehouse services, such as: special packing for display dumps, prepacks, assortments; special inspection of shipments from printers/binders, etc. $20.00 per hour

Note: Fees are subject to change


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

                                 WORDS CALENDAR
EXHIBIT B
For publisher reference, July 30 1997 revision. Your deadlines in bold.
--------------------------------------------------------------------------------
JANUARY                       FEBRUARY                      MARCH
Early                         Early                         Early
Sales & Mktg review           2/1 Fall title                Operations review
                              information and cover
                              graphics due
1-1, Sign new publishers        Title forms                 Middle
for Fall catalog                B&W graphics                Marketing meetings
                                Line art for full page      begin
Solicit Fall title catalog        spreads
information                                                 Hot Words meeting

Middle                        BEA promotion and             Budgeting
Operations review             attendance plans

Late                                                        Solicit Sales
Sales survey back                                           Conference Materials

Travel arrangements for
Sales Conference

--------------------------------------------------------------------------------
APRIL                         MAY                           JUNE
Early                         Early                         Early
4/1 Sales Conference          Sales Conference              BEA
Materials due. Color          Color repros of covers
graphics for slides           for sales kits (color         Middle
                              xeroxes)                      Sales & Mktg review
Middle
Solicit BEA materials         New publishers backlist       Late
                              in the building               Advertising meeting
Prep for Sales Conference
                              BEA materials due             Sales survey back
Marketing meetings end        Color cover posters
                              Catalogs and promo
Advertising meeting           materials

Stocking orders, new pubs     Middle
                              Mail sales kits surveys
Data entry for sales kits
done                          Late
                              BEA
Late
Printed catalogs

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
JULY                          AUGUST                        SEPTEMBER
Early                         Early                         Early
Operations review             8-1 Sign new publishers for   9-1 Spring title
                              Spring                        information due
BEA Booth space decision                                      Title forms
                              Solicit Spring title            B&W graphics
                              catalog information             Line art for full
                                                              page spreads
                              Solicit regional materials
                                                            Middle
                                                            Fall regionals start

                              Late                          Revisit budget
                              Regional materials due

--------------------------------------------------------------------------------
OCTOBER                       NOVEMBER                      DECEMBER
Early                         Early                         Early
Solicit Sales Conf Material   11/1 Sales Conference         Sales conference
                              materials due
Middle                          Color graphics for slides   Color repros of
Marketing meetings begin                                    covers for sales
                              Stocking order and case       kits (color xerox)
Hot Words meeting             quantity info for new pubs
                                                            New publisher
Late                          Prep for sales conference     backlist in the
Advertising meeting                                         building
                              Middle
                              Data entry for sales kits     Middle
                              done                          Mail sales kits and
                                                            surveys
                              Marketing meetings end

                              Advertising meeting

                              Late
                              Printed catalogs

--------------------------------------------------------------------------------

Exhibit C

                                      Words

                                   ----------
                              Distributing Company
                                   ----------
                          ORDER FULFILLMENT GUIDELINES
                                   ----------

                                  DOCUMENTATION

Always include one packing slip for the entire shipment. The packing slip should include:

1. Our purchase order number(s) for all the titles in the shipment. A Xerox of our purchase order is acceptable.

2.   The full title of each book in the shipment.

3.   The quantity you are shipping of each book.

4.   The list, or retail price of each title.

5. If you are shipping less books than the number we've requested on our purchase order, please indicate whether the remainder have been backordered or have been cancelled.

                        PACKING AND SHIPPING INFORMATION

1. All books are to be packed in cartons. Use a minimum 275 lb. test box (test strength appears on the bottom in a small circle). Use a double or triple wall carton if possible.

2. Avoid packing or wrapping the books in newspaper -- the ink rubs off very easily.

3. Make sure boxes are tightly packed -- if the books can slide at all the corners will be damaged and the covers scuffed.

4. If you are shipping by bookpost (please don't), take extra care in packing and taping (tape edges, corners, and any stress or weak places; use tape reinforced with fibers). We believe the post office employs a team of trained elephants who step on, crunch, and toss all the "special" fourth class shipments.

5. Where possible, avoid slipping books into boxes spine up -- or tell your printer. Many books are damaged this way.

                         MARKING BOXES IN THE SHIPMENT

1. All boxes should have an indication on them as to the total number of cartons in the shipment, eg, the first box should say "1 of 20", the second should say "2 of 20", etc., for a 20 carton shipment. You may express this as 1/20, 2/20, etc.

2. The box containing the packing slip should be clearly marked, and the packing slip should be inside the top of the box, or in a well secured "packing slip enclosed" envelope on the outside of the box.

3. Our purchase order number(s) for the shipment should be written on the boxes -- including the numbers on the shipping label is common practice.

4. Not covering up the printers labels indicating the title and quantity is helpful, and adjusting these labels to indicate changes you have made is also appreciated. Our receivers do double check all cases that have been re-taped since they left the printers.

                              SHIPPING INFORMATION

For small shipments (10 cartons or less) we recommend you use United Parcel Service (UPS). UPS rates will often be justified by a decrease in damaged returns.

When sending larger shipments (usually over 10 cartons or 200 lbs) we recommend you use a freight carrier. Stack the boxes neatly on a pallet, and wrap it well. Put a note on the pallet saying "Do Not Break Shrink Wrap" and ship it as one item (ie., "1 pallet of 26 cartons" not "26 cartons"). This keeps your order from being broken up by the freight company, and also means that we can quickly sign for it and start the receiving procedure, rather than having to count all the boxes while the trucker waits.

--------------------------------------------------------------------------------

If you have any particular shipping or packing problems or questions you can call our Receiving Dept. For Order Fulfillment problems call your Publisher Liaison.

--------------------------------------------------------------------------------

EXHIBIT D

WORDS DISTRIBUTING DISCOUNT
SCHEDULE:

quantity ordered                   disc.

1-4                                20%
5-9                                40%
10-24                              42%
25-49                              43%
50-99                              44%
100-149                            45%
150-299                            46%
300+                               47%

wholesale case quantities only     52%

college text                       20%

special discounts:

new account order of 25+           45%
when placed with a sales
representative